FOR IMMEDIATE RELEASE
CONTACT:    Walter E. Daller Jr., President and CEO
PHONE:    215-256-8851 ext. 2300

SECOND QUARTER EARNINGS UP 3.1%
AT HARLEYSVILLE NATIONAL CORPORATION

HARLEYSVILLE, PA (July 13, 2004) - Harleysville National Corporation (HNC) (Nasdaq:HNBC), today announced second quarter 2004 earnings of $9.4 million, a 3.1% increase over second quarter 2003 earnings of $9.1 million. Earnings for the six months ended June 30, 2004, were $18.3 million, a 4.1% increase over earnings of $17.6 million for the six months ended June 30, 2003.

    The current quarter results include the impact of operations from the acquisition of Millennium Bank effective April 30, 2004, and the related issuance by Harleysville National Corporation of 946,000 common shares. The Company’s consolidated total assets were $2.87 billion at June 30, 2004, an increase of 19.1% or $459.8 million above the June 30, 2003, level of $2.41 billion. Of this increase, 9.6% or $230.1 million was attributable to the acquisition of Millennium Bank.

    For the quarter ending June 30, 2004, diluted earnings per share of $.37 were equal to the $.37 earned during the second quarter of 2003, and basic earnings per share at $.38 were equal to $.38 in the second quarter of 2003.  For the six months ended June 30, 2004, diluted earnings per share of $.73 were 2.8% higher than the $.71 earned during the six months of 2003, and basic earnings per share of $.75 were up 1.4% from $.74 during the six months of 2003.

    “We are pleased to announce yet another increase in earnings. We are also happy to report that our acquisition of Millennium Bank and its wholly-owned subsidiary, Cumberland Advisors, Inc., was successfully completed this quarter,” said Walter E. Daller, Jr., Chairman, President and CEO of HNC.

    Net interest income on a fully tax-equivalent basis in the second quarter of 2004 increased $1.3 million or 5.9% over the same period in 2003 and increased $2.0 million or 4.6% from the six months ended June 30, 2003. This increase was primarily the result of the rise in higher earning asset volumes. The net interest margin for the second quarter of 2004 was 3.62%, compared to 3.73% for the first quarter of 2004 and 3.82% for the second quarter of 2003. Average earning assets increased $287.5 million or 12.5% during the second quarter of 2004 versus the comparable period in 2003. The lower net interest margin is primarily due to the continuing decline in loan yields. During this period, average loans increased $230.1 million or 17.1%. Loans totaling $157.1 million were acquired from Millennium Bank.

    The company also experienced an improvement in loan quality during the second quarter of 2004, compared to the second and fourth quarters of 2003. Nonperforming assets decreased in the second quarter of 2004 by $2.0 million and $889,000 from the second and fourth quarters of 2003, respectively. The ratio of the allowance for loan losses to nonperforming loans (nonaccruing loans and loans 90 days or more past due) was 430.8% at June 30, 2004, compared to 371.7% at December 31, 2003, and 301.0% at June 30, 2003.  Nonperforming assets, including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due was .16% of total assets at June 30, 2004, an improvement from .22% at December 31, 2003, and .27% at June 30, 2003. The lower provision for loan losses for the three and six months ended June 30, 2004, compared to the same periods in 2003, is reflective of the improved loan quality.

    Core deposits increased 16.4% or $198.5 million, to $1.41 billion at June 30, 2004, from $1.21 billion at June 30, 2003. Of this increase, 4.9% or $59.8 million was due to the acquisition of Millennium Bank. Total deposits increased $219.9 million for the same period of which $151.2 million was due to the acquisition of Millennium Bank.  Borrowings increased $216.2 million or 84.9% primarily due to loan growth and the Millennium Bank acquisition.

    Trust and investment advisory services income for the quarter ended June 30, 2004 increased $598,000 or 61.1% from the same period a year ago. Of this amount, $442,000 or 45.2% was attributable to the acquisition of Millennium Bank. Total non-interest income of $6.3 million for the current quarter reflects a decrease of $3.7 million from the comparable period in 2003, primarily due to a $4.1 million decrease in the gain on the sale of investment securities during the second quarter of 2003.  For the first six months of 2004, total non-interest income of $12.1 million decreased $5.1 million, or 29.7% from $17.2 million in the comparable period last year.  This was mainly due to a decrease of $4.5 million in the gain on sale of investment securities and a $1.1 million decrease in life insurance income, partially offset by an increase of $831,000 in trust and investment advisory income.

    Noninterest expense of $14.6 million decreased $2.5 million or 14.8% from $17.1 million in the second quarter of 2003.  The reduction in noninterest expense was primarily due to a $2.6 million decrease in prepayment fees related to the early retirement of Federal Home Loan Bank borrowings during the second quarter of 2003 along with reduced off-lease vehicle residual reserve expense amounting to $800,000 in the second quarter of 2003, compared to the second quarter of 2004. The company reviews and adjusts, if necessary, the off-lease vehicle residual reserve on a quarterly basis.  Net of these reductions, noninterest expenses increased $900,000 or 6.3% in the second quarter of 2004, compared to the second quarter of 2003.  Contributing to this growth were increases in salaries and employee benefits and occupancy expense of $958,000 and $238,000, respectively.  For the first six months of 2004, noninterest expense decreased $4.2 million, or 13.0%, to $28.4 million from $32.6 million in 2003. This decrease was mainly due to reduced off-lease vehicle residual reserve of $2.6 million, and a decrease of $2.6 million in Federal Home Loan Bank borrowings prepayment fees, partially offset by an increase of $1.4 million in salary and employee benefit expense and $299,000 in occupancy expense of which $711,000 and $114,000, respectively was attributable to the Millennium acquisition.

    Harleysville National Corporation, with assets in excess of $2.8 billion, is the holding company for its major subsidiary, Harleysville National Bank and Trust Company (HNB).  Providing Real Life Financial Solutions, HNB operates 45 offices in 10 counties throughout eastern Pennsylvania.  Individuals, families and businesses can apply for banking, trust and investment services at any HNB office, by calling 1-888-HNB-2100 or online at www.harleysvillebank.com. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data
(Dollars in thousands, except per share data)
June 30, 2004
(unaudited)

For the period:		Three Months Ended

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2004	2004	2003	2003	2003

Interest Income	$30,994	$29,173	$30,287	$28,439	$29,889
Interest Expense	9,674	8,943	9,393	9,216	10,084

Net Interest Income	21,320	20,230	20,894	19,223	19,805
Provision for Loan Losses	497	489	641	630	1,320

Net Interest Income after
Provision for Loan Losses	20,823	19,741	20,253	18,593	18,485

Service Charges	1,929	1,925	2,081	2,007	1,937
Gains on Sales of Investment Securities, Net	641	900	164	359	4,774
Trust, Investment Services and Advisory Income	1,576	1,121	1,017	954	978
Bank-Owned Life Insurance Income	521	611	680	673	631
Income on Life Insurance	-	-	-	-	-
Other Income	1,620	1,226	1,274	1,259	1,639

Total Noninterest Income	6,287	5,783	5,216	5,252	9,959

Salaries, Wages and Employee Benefits	8,834	8,277	7,518	7,938	7,876
Occupancy	1,120	1,084	924	941	882
Furniture and Equipment	1,510	1,258	1,637	1,525	1,376
Prepayment Fee	-	-	-	-	2,594
Other Expenses	3,129	3,198	3,812	2,694	4,399

Total Noninterest Expense	14,593	13,817	13,891	13,098	17,127

Income Before Income Taxes	12,517	11,707	11,578	10,747	11,317
Income Tax Expense	3,135	2,800	2,606	1,952	2,216

Net Income	$9,382	$8,907	$8,972	$8,795	$9,101

Per Common Share Data:

Weighted Average Common Shares - Basic	24,630,047	23,931,459	23,837,623	23,812,431	23,779,235
Weighted Average Common Shares - Diluted	25,450,411	24,793,529	24,768,712	24,587,614	24,540,648
Net Income Per Share - Basic	$0.38	$0.37	$0.37	$0.37	$0.38
Net Income Per Share - Diluted	$0.37	$0.36	$0.37	$0.36	$0.37
Cash Dividend Per Share	$0.17	$0.17	$0.19	$0.16	$0.15
Book Value	$10.06	$9.92	$9.52	$9.18	$9.42
Market Value	$25.60	$27.83	$30.10	$23.39	$21.55

For the period:	Six Months Ended

	June 30,
	2004	2003

Interest Income	$60,167	$60,474
Interest Expense	18,617	21,470

Net Interest Income	41,550	39,004
Provision for Loan Losses	986	1,929

Net Interest Income after
Provision for Loan Losses	40,564	37,075

Service Charges	3,854	3,767
Gains on Sales of Investment Securities, Net	1,541	6,090
Trust, Investment Services and Advisory Income	2,697	1,866
Bank-Owned Life Insurance Income	1,132	1,262
Income on Life Insurance	-	1,119
Other Income	2,846	3,066

Total Noninterest Income	12,070	17,170

Salaries, Wages and Employee Benefits	17,111	15,717
Occupancy	2,204	1,905
Furniture and Equipment	2,768	2,681
Prepayment Fee	-	2,594
Other Expenses	6,327	9,743

Total Noninterest Expense	28,410	32,640

Income Before Income Taxes	24,224	21,605
Income Tax Expense	5,935	4,039

Net Income	$18,289	$17,566

Per Common Share Data:

Weighted Average Common Shares - Basic	24,280,753	23,774,838
Weighted Average Common Shares - Diluted	25,167,508	24,531,029
Net Income Per Share - Basic	$0.75	$0.74
Net Income Per Share - Diluted	$0.73	$0.71
Cash Dividend Per Share	$0.34	$0.30

	2004	2004	2003	2003	2003
Asset Quality Data:	2Q	1Q	4Q	3Q	2Q

Nonaccrual Loans	$3,245	$3,645	$3,343	$3,962	$4,146
90 + Days Past Due Loans	919	1,178	1,164	1,200	1,681

Nonperforming Loans	4,164	4,823	4,507	5,162	5,827
Net Assets in Foreclosure	389	423	935	893	729

Nonperforming Assets	$4,553	$5,246	$5,442	$6,055	$6,556

Loan Loss Reserve	$17,940	$16,464	$16,753	$16,854	$17,538
Loan Loss Reserve / Loans	1.07%	1.15%	1.19%	1.22%	1.31%
Loan Loss Reserve / Nonperforming Loans	430.8%	341.3%	371.7%	326.5%	301.0%
Nonperforming Assets / Total Assets	0.16%	0.21%	0.22%	0.24%	0.27%
Net Loan Charge-offs	$697	$778	$742	$1,313	$684
Net Loan Charge-offs (annualized)
/ Average Loans	0.18%	0.22%	0.21%	0.39%	0.20%

	2004	2004	2003	2003	2003
Selected Ratios (annualized):	2Q	1Q	4Q	3Q	2Q

Return on Average Assets	1.37%	1.43%	1.41%	1.44%	1.49%
Return on Average Shareholders' Equity	15.06%	15.33%	16.22%	16.11%	16.67%
Return on Average Shareholders' Realized Equity *	15.17%	15.97%	16.56%	16.65%	17.53%
Yield on Earning Assets (FTE)	5.12%	5.25%	5.38%	5.31%	5.57%
Cost of Interest Bearing Funds	1.82%	1.86%	1.88%	1.95%	2.12%
Net Interest Margin (FTE)	3.62%	3.73%	3.82%	3.71%	3.82%
Leverage Ratio	8.52%	10.04%	8.77%	8.97%	8.73%

* Excluding unrealized gain (loss) on investment securities available for sale.
	2004	2003
Selected Ratios (annualized):	Year-to-date	Year-to-date

Return on Average Assets	1.40%	1.44%
Return on Average Shareholders' Equity	15.23%	16.43%
Return on Average Shareholders' Realized Equity *	15.59%	17.16%
Yield on Earning Assets (FTE)	5.19%	5.61%
Cost of Interest Bearing Funds	1.84%	2.23%
Net Interest Margin (FTE)	3.68%	3.75%

* Excluding unrealized gain (loss) on investment securities available for sale.

Balance Sheet (Period End):	2004	2004	2003	2003	2003

	2Q	1Q	4Q	3Q	2Q

Assets	$2,865,949	$2,542,328	$2,510,939	$2,523,002	$2,406,132
Earning Assets	2,678,772	2,406,068	2,371,816	2,386,477	2,244,720
Investment Securities	957,398	948,749	924,874	915,832	866,191
Loans, Net of Unearned Fees	1,683,528	1,428,145	1,408,391	1,377,682	1,335,919
Other Earning Assets	37,846	29,174	38,551	92,963	42,610
Interest-Bearing Liabilities	2,218,687	1,930,052	1,940,016	1,970,774	1,836,327
Total Deposits	2,093,101	1,968,521	1,979,081	1,990,832	1,873,218
Noninterest-Bearing Deposits	345,191	317,566	294,121	283,886	291,454
Interest-Bearing Checking	258,739	268,110	283,607	276,941	218,200
Money Market	561,823	521,085	506,516	490,341	483,326
Savings	245,768	225,981	221,778	217,969	220,001
Time, under $100,000	523,587	481,400	491,740	506,976	503,850
Time, $100,000 or greater	157,993	154,379	181,319	214,719	156,387
Total Borrowed Funds	470,777	279,097	255,056	263,828	254,563
Federal Home Loan Bank	241,750	172,750	172,750	168,750	153,750
Other Borrowings	229,027	106,347	82,306	95,078	100,813
Shareholders' Equity	251,877	237,964	227,053	218,878	223,849

Balance Sheet (Average):	2004	2004	2003	2003	2003

	2Q	1Q	4Q	3Q	2Q

Assets	$2,759,563	$2,497,085	$2,543,616	$2,436,763	$2,435,580
Earning Assets	2,593,105	2,365,497	2,408,967	2,298,565	2,305,590
Investment Securities	983,420	910,314	983,318	898,886	948,782
Loans, Net of Unearned Fees	1,572,830	1,414,802	1,389,595	1,354,394	1,342,758
Other Earning Assets	36,855	40,381	36,054	45,285	14,050
Interest-Bearing Liabilities	2,136,010	1,931,950	1,993,653	1,888,489	1,903,542
Total Deposits	2,048,279	1,961,481	1,976,616	1,906,373	1,889,663
Noninterest-Bearing Deposits	316,715	280,809	279,307	278,267	260,688
Interest-Bearing Checking	274,978	280,142	280,076	241,283	223,152
Money Market	537,614	517,846	501,127	479,375	493,561
Savings	239,971	222,807	221,116	219,778	216,445
Time, under $100,000	508,275	487,379	497,281	508,256	510,703
Time, $100,000 or greater	170,726	172,498	197,709	179,414	185,114
Total Borrowed Funds	404,446	251,278	296,344	260,383	274,567
Federal Home Loan Bank	187,608	172,750	172,750	164,728	164,794
Other Borrowings	216,838	78,528	123,594	95,655	109,773
Shareholders' Equity	250,504	232,386	221,236	218,396	218,363